Exhibit 10.11

BOSTON COMMUNICATIONS GROUP, INC.

SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT

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3.11. Arbitration	10
3.12. Entire Agreement	11
3.13. Interpretation	11
3.14. Employment	11
3.15. Non-Compete	12
3.16. Communications	12

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SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT

This Agreement, made and entered into as of the          of             , 200_ by and between BOSTON COMMUNICATIONS GROUP, INC., a Massachusetts corporation having offices at 100 Sylvan Road, Woburn, MA 01801 (the “Company”), and                     , a key employee and executive of the Company (the “Executive”).

WITNESSETH.

WHEREAS, the Executive is a valuable, key employee of the Company, serving the Company as its                                 ; and

WHEREAS, because of the Executive’s experience, knowledge of the affairs of the Company, and reputation and contacts in the business in which the Company is engaged, the Company deems the Executive’s continued employment with the Company important for its future growth; and

WHEREAS, it is the desire of the Company and in its best interests that the Executive’s services be retained; and

WHEREAS, in order to induce the Executive to continue in the employ of the Company, the Company is prepared to enter into this Agreement to provide him or his beneficiaries with certain benefits in accordance with the terms and conditions hereinafter set forth; and

NOW, THEREFORE, in consideration of services performed in the past and to be performed in the future, as well as of the mutual promises and covenants herein contained, it is agreed as follows:

Part	1. Definitions

Capitalized terms used in this Part 1 and not otherwise defined shall have the meanings below.

1.1. Accrued Benefit

shall mean an annual supplemental retirement benefit in an amount determined by:

1.1.1. multiplying (i) the Benefit Percentage times (ii) the Executive’s Final Average Compensation (determined as of the date of termination of employment);

1.1.2. then, multiplying such result by the Vested Percentage; and

1.1.3. then subtracting from such result the following:

(a) the annual amount payable (before earnings reductions) to the Executive as a family social security retirement benefit at age sixty-five (65) (or such later age as full Social Security benefits would become payable to the Executive under then-applicable law, it being understood that this deduction will be made even if benefits are not yet being paid to the Executive);

(b) the annual pension payable to the Executive from any defined benefit plan of the Company or any prior employer of the Executive, and

(c) the aggregate Annual Annuity Equivalent for any and all defined contribution plans, including 401(k) plans (excluding any amounts attributable to the Executive’s own contributions) maintained by the Company during the Executive’s employment.

The Accrued Benefit shall be payable in equal monthly installments commencing thirty (30) days after the Normal Retirement Date, or as otherwise provided in Section 2.2, and continuing until the Executive reaches the age of 80 (or in the event of the Executive’s death prior to such time, until such time as the Executive would have attained such age).

In lieu of the form of payment otherwise provided, but only with the permission of the Board, the Executive (or, as applicable, his Beneficiary) may obtain an Actuarial Equivalent form of payment, including:

•	Lump Sum, or

•	Life Annuity or Life Annuity with minimum payment term, or

•	Joint and 50% Survivor Annuity or Joint and 100% Survivor Annuity.

1.2. Actuarial Equivalent

shall mean a benefit of equivalent current value to the benefit which could otherwise have been provided to the Executive, computed on the basis of the discount rates, mortality tables and other assumptions expressed in Section 417(e) of the Internal Revenue Code, as it may be amended from time to time (the “Code”).

1.3. Annual Annuity Equivalent

for the Company’s defined contribution plans shall be equal to the annual benefit payable from a single life annuity on the Executive’s life as of the time for which the value is to be calculated, which value shall be determined on the basis of the discount rates, mortality tables and other assumptions expressed in Section 417(e) of the Code. For purposes of this Section 1.3, the amount available to invest in said annuity shall be deemed to be the total of: (i) all amounts actually contributed by the Company as matching contributions to the defined contribution plan on the Executive’s behalf, plus (ii) earnings on those matching contributions. Such earnings shall be deemed to be equal to the amount which would have been earned if the balance in the account (including amounts deemed to have been earned thereon pursuant to this Section 1.3) had been invested at the ten year average of the ten (10) year Treasury Bond rate (5.917%). Nothing in this Section 1.3 shall require the Executive to actually purchase an annuity or to actually surrender any life insurance contract at retirement.

1.4. Beneficiary

shall mean the person or persons designated by the Executive in accordance with Section 3.1 hereof to receive benefits under this Agreement after the death of the Executive.

1.5. Benefit Percentage

shall be equal to 3.89 percentage points (3.89%), multiplied by the Executive’s Years of Service, calculated as of the date of termination of employment. The Benefit Percentage shall not exceed 70%.

1.6. Board

shall mean the Board of Directors of the Company.

1.7. Calendar Year.

Any reference to “Calendar Year” shall mean a calendar year from January 1 to December 31.

1.8. Change in Control

A “Change in Control” will be deemed to have occurred if

1.8.1. Any person or entity becomes the owner of 50% or more of the Company’s Common Stock; or

1.8.2. During any period of two (2) consecutive years (not including any period prior to the execution of this Agreement), individuals who are Continuing Directors (as hereinafter defined) cease for any reason to constitute at least a majority of the Board (a “Board Change”). For this purpose, a “Continuing Director” shall mean (x) an individual who was a Director of the Company at the beginning of such period or (y) any new director (other than a Director designated by a person or entity which has entered into, or made a bona-fide offer to enter into, any agreement with the Company to effect an acquisition, merger or consolidation, or whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Securities Exchange Act of 1934) or other actual or threatened solicitation of proxies or consents by or on behalf of a person or entity other than the Board) whose election by the Board or nomination for election was approved by a vote of at least a majority of the Directors then still in office who either were Directors at the beginning of such period or whose election or nomination for election was previously so approved; or

1.8.3. Execution of an agreement of acquisition, merger, reorganization, consolidation of or other transaction which contemplates either (i) that all or substantially all of the business and/or assets of the Company will be owned or controlled by a person or entity other than the persons or entities owning or controlling such business or assets prior to the execution of such agreement or (ii) that a Board Change will occur, (provided, however, that if such agreement requires, as a condition precedent, approval by the Company’s shareholders, a Change of Control will not be deemed to have occurred until such approval has been obtained), other than

(x)	a merger or consolidation in which individuals who are Directors of the Company immediately prior to the transaction will continue to represent at least a majority of the Directors of the entity resulting from the merger or consolidation (or, if applicable, of any parent holding company), or

(y)	a merger of a wholly-owned subsidiary of the Company into the Company; or

1.8.4. The Company effectuates a complete liquidation of the Company or a sale or disposition of all or substantially all of its assets.

1.9. Compensation

shall mean all compensation reported on the Executive’s Form W-2 (wages, tips, other compensation box) for a Calendar Year, including, but not limited to, any bonuses actually paid by the Company to the Executive during the Calendar Year, but adding thereto any amount which is contributed by the Company on the Executive’s behalf pursuant to a salary reduction agreement and which is not includable in the Executive’s gross income under section 125, 132(f) or 402(e)(3) of the Code, and excluding therefrom any taxable employee benefits of any kind (e.g., reimbursements of moving and relocation expenses, insurance premiums, automobile, health, medical, and dental expenses, the cost of group-term life insurance, compensation arising from the exercise of a nonqualified stock option or from a stock grant, and any fringe benefit which is not excluded from gross income under Section 132 of the Code).

1.10. Early Retirement

shall mean retirement before the Normal Retirement Age, which shall only be allowed with the consent of the Board.

1.11. Final Average Compensation

shall mean the average of the Compensation of the Executive for the last five (5) full Calendar Years of employment with the Company.

1.12. Insurance Policy

means such insurance policy or policies (if any) as the Company, in its sole and absolute discretion, may choose to purchase to fund some or all of the benefits payable hereunder.

1.13. Normal Retirement Age

shall mean the age of sixty-five (65) years.

1.14. Normal Retirement Date

shall mean the later to occur of (a) the date upon which the Executive attains the Normal Retirement Age and (b) the date on which the Executive ceases to be actively employed as an executive officer by the Company

1.15. Senior Management Team (SMT)

shall mean the group of employees of the Company of the level of Vice President or higher.

1.16. Specially-Defined Cause

shall have the meaning defined in Section 2.6.1.

1.17. Vested Percentage.

1.17.1. Except as otherwise provided in Section 1.17.2, the Vested Percentage shall be determined based upon Years of SMT Service. Upon completion of five (5) Years of SMT Service, the Vested Percentage shall be twenty-five percent (25%). An additional 15% shall be added for each Year of SMT Service completed by the Executive thereafter. The Vested Percentage shall not exceed 100%.

1.17.2. Notwithstanding the provisions of Section 1.17.1, the following rules shall govern the determination of the Vested Percentage in the circumstances described below:

(a) The Vested Percentage shall be zero if the Executive’s employment with the Company terminates for Specially-Defined Cause.

(b) Following (i) the Executive’s Disability or (ii) a Change in Control, the Vested Percentage shall be 100%.

(c) If the Executive’s employment with the Company is terminated (by the Executive or by the Company other than by reason of Specially-Defined Cause) on or after the Normal Retirement Date, the Vested Percentage shall be 100%.

1.18. Years of Service

shall mean consecutive periods of twelve (12) months commencing on the Executive’s date of employment by the Company, provided that the Executive was actively engaged as an officer or employee of the Company for at least six (6) months during such twelve (12) month period.

1.19. Years of SMT Service

shall mean consecutive periods of twelve (12) months commencing on the Executive’s date of service as a member of the Senior Management Team, provided that the Executive was actively engaged as a member of the Senior Management Team for at least six (6) months during such twelve (12) month period.

Part 2. BENEFITS

2.1. Termination of Service

If the Executive terminates service as an employee with the Company (other than for “Specially-Defined Cause”, as such term is defined in Section 2.6.1), he shall receive his Accrued Benefit (determined as of his last day of employment), such benefit to commence on his Normal Retirement Date.

2.2. Lesser Benefit Paid on Early Retirement

If the Executive so elects and the Board consents, he may commence to receive a reduced portion of his Accrued Benefit at a date before his Normal Retirement Age. If the Executive or his Beneficiary begins to receive such reduced benefit prior to the Executive attaining Normal Retirement Age, the benefit shall be the benefit that would have been payable if the benefit had been paid at the Executive’s Normal Retirement Age less 6% of the Accrued Benefit for each year by which payment of the benefit is advanced, and monthly payments shall continue until the Executive reaches the age of 80 (or in the event of the Executive’s death prior to such time, until such time as the Executive would have attained such age).

2.3. Disability.

2.3.1. In the event that the Executive shall become “disabled” (as defined below) while in the employ of the Company and prior to his Normal Retirement Date, he shall become fully vested in his Accrued Benefit, computed at the time of the Executive’s Disability. He shall commence to receive such Accrued Benefit at his Normal Retirement Age, or, if he so elects and the Board consents, may commence to receive the Actuarial Equivalent of such Accrued Benefit at an earlier date. For purposes of the accrual of benefits under this Agreement, time spent on Disability shall not be deemed to be time spent as an employee of the Company. Payments under this Section 2.3 shall be in addition to any payments otherwise payable to the Executive as a result of Disability under any other plans or agreements in effect from time to time.

2.3.2. The Executive shall be considered to be “disabled” or under “Disability” when he is no longer capable of performing the material aspects of his employment duties for the Company as a result of physical and/or mental impairment. The Executive shall be considered to be no longer “disabled” at such time as he returns to work in a position with responsibilities comparable to those inherent in the position in which he was employed on the date he became “disabled.”

2.3.3. If the Executive recovers from his Disability and returns to the employ of the Company, upon his subsequent termination of service as an employee of the Company he shall be entitled to such retirement or termination benefits as he has accrued during his employment at the Company before and after his Disability.

2.3.4. In the event there is disagreement as to whether the provisions of this Section 2.3 are applicable, the Company and the Executive (or his personal representative) each shall select a physician. If the physicians are in disagreement, they shall select a third physician. A majority opinion of the three (3) physicians as to Disability shall be binding on all the parties hereto. The parties agree that the Company will, regardless of the outcome of this procedure, reimburse the Executive (or his surviving spouse or Beneficiaries, as the case may be) for the reasonable and necessary fees and costs directly attributable to such procedure.

2.4. Death Benefits.

2.4.1. Death Prior to Commencement of Benefits. If the Executive should die prior to commencement of benefits hereunder, the Accrued Benefit shall be payable (i) in equal monthly installments to the Executive’s Beneficiaries commencing thirty (30) days after the Normal Retirement Date, and continuing until such time as the Executive would have attained the age of 80, or (ii) in a Lump Sum or other Actuarial Equivalent if agreed to by the Board.

2.4.2. Death After Commencement of Benefits. If the Executive should die after benefits commence hereunder, the Executive’s Beneficiaries shall be entitled to continue to receive the remainder of the Executive’s Accrued Benefit as if he had lived to age 80, (i) in equal monthly payments or (ii) in a Lump Sum or other Actuarial Equivalent if agreed to by the Board.

2.5. No Benefits Upon Discharge for Specially-Defined Cause

Should the Executive be discharged for Specially-Defined Cause in accordance with the procedures set forth in Section 2.6 at any time (before or after his Normal Retirement Age), all Benefits under Part 2 of this Agreement shall be forfeited. If a dispute arises as to discharge for “Specially-Defined Cause”, such dispute shall be resolved by arbitration as set forth in Section 3.14 of this Agreement.

2.6. Discharge for Specially-Defined Cause.

2.6.1. Specially-Defined Cause. For purposes of this Agreement, the term “Specially-Defined Cause” shall mean (i) the Executive’s deliberate dishonesty with respect to the Company or any subsidiary or affiliate thereof; (ii) conviction of a crime of moral turpitude; or (iii) gross and willful failure to perform (other than on account of a medically determinable Disability which renders the Executive incapable of performing such services) a substantial portion of the Executive’s duties and responsibilities as an officer of the Company, which failure continues for more than thirty (30) days after written notice given to the Executive, such notice to set forth in reasonable detail the nature of such failure; or (iv) the willful engaging by the Executive in illegal or gross misconduct which is materially and demonstrably injurious to the Company. For purposes of this provision, no act or failure to act, on the part of the Executive, shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chief Executive Officer (if Executive is not the Chief Executive Officer) or a senior officer of the Company, or based upon the advice of counsel for the Company, shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.

2.6.2. Termination Notice. In any such case, the Company shall give notice to the Executive, specifying the acts or omissions giving rise to such termination.

Part 3. Additional Provisions

3.1. Beneficiary Designation Procedure

The Executive may designate one or more Beneficiaries to receive specified percentages of any death benefit payments to be paid hereunder. The Executive shall designate any such Beneficiaries in writing and shall submit such writing to the Treasurer of the Company. Only designated Beneficiaries alive at the Executive’s death shall be entitled to share in the benefit payments. Absent a contrary specification by the Executive in writing submitted to the Treasurer of the Company, each Beneficiary alive at the Executive’s death (or, in the case of the Beneficiary’s death after the Executive’s death, the Beneficiary’s estate) shall share equally in death benefit payments. If no designated Beneficiary is alive at the Executive’s death, his surviving spouse shall be entitled to all death benefit payments. If the Executive dies leaving neither a designated Beneficiary nor a surviving spouse, his estate shall be entitled to any death benefit payments. Except to the extent specifically provided in this Section 3.1, the Executive may not assign to any individual, trust or other organization, any right title or interest in the Insurance Policy nor any rights, options, privileges or duties created under this Agreement.

3.2. Assistance in Purchase of Life Insurance

If the Company elects to invest in an Insurance Policy to fund the benefits hereunder, the Executive shall assist the Company by freely submitting to a physical exam and supplying such additional information necessary to obtain such insurance or annuities. It is agreed and understood, however, that the Company is under no obligation to fund the benefits payable under this Agreement with any form of insurance. Any such Insurance Policy will be the sole property of the Company, and Executive will have no rights therein.

3.3. Alienability and Assignment Prohibition

Neither the Executive, his surviving spouse nor any other Beneficiary under this Agreement shall have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify or otherwise encumber in advance any of the benefits payable hereunder nor shall any of said benefits be subject to seizure for the payment of any debts, judgments, alimony or separate maintenance owed by the Executive or his Beneficiary, nor be transferable by operation of law in the event of bankruptcy, insolvency or otherwise. In the event the Executive or any Beneficiary attempts assignment, commutation, hypothecation, transfer or disposal of the benefits hereunder, the Company’s liabilities shall forthwith cease and terminate.

3.4. Binding Obligation of Company and any Successor in Interest

This Agreement shall bind the Executive and the Company, their heirs, successors, personal representatives and assigns. The Company expressly agrees that it shall not merge or consolidate into or with another company or sell substantially all of its assets to another company, firm or person until such company, firm or person expressly agrees, in writing, to assume and discharge the duties and obligations of the Company under this Agreement. Upon the occurrence of such event, the term “Company” as used in this Agreement shall be deemed to refer to such successor or survivor organization.

3.5. Rabbi Trust.

To the extent permitted by law, upon a Change of Control, the Company shall, as soon as possible, but in no event later than 30 days following the Change of Control, make an irrevocable contribution to a trust (the “Rabbi Trust”) in an amount that is sufficient, as determined by an actuary appointed by the trustee of the Rabbi Trust (the “Trustee”), to pay the Executive or his beneficiary the full benefits to which he would be entitled pursuant to the terms of this Agreement in the event that the Company were to terminate the Executive’s employment without Specially-Defined Cause as of the date on which the Change of Control occurred assuming the Board had agreed to pay such benefits to the Executive or his beneficiary, on an Actuarial Equivalent basis, as of the date of the Change of Control. Within the same time period following a Change of Control, the Company shall make a further irrevocable contribution to the Rabbi Trust in an amount sufficient to pay for the Trustee’s fees and for actuarial, accounting, legal and other professional or administrative services necessary to implement the terms of this Agreement following a Change of Control. Such amount shall be determined by the Trustee’s estimate of its fees (as provided in the Rabbi Trust agreement) and by estimates obtained by the Trustee from the independent actuaries, accountants, lawyers and other appropriate professional and administrative personnel who provided such services to the Trust or the Company immediately before the Change of Control. The Rabbi Trust shall be established by the Company and shall conform substantially with the Model Rabbi Trust found at IRS Revenue Procedure 92-64.

3.6. Amendment

During the lifetime of the Executive, this Agreement may be amended only with the mutual written assent of the Executive and the Company.

3.7. General

The benefits provided by the Company to the Executive pursuant to this Agreement are in the nature of a fringe benefit and shall in no event be construed to affect or limit the Executive’s current or prospective salary increases, cash bonuses or profit-sharing distributions or credits or his right to participate in or be covered by any qualified or non-qualified pension, profit-sharing, group, bonus or other supplemental compensation or fringe benefit plan. The benefits provided for hereunder are part of a plan of unfunded deferred compensation for the benefit of a select group of management employees and shall be administered and construed accordingly. Any claim for benefits hereunder shall have no right or priority greater than the rights of an unsecured general creditor of the Company.

3.8. Applicable Law

This Agreement shall be governed by, and construed and enforced in accordance with, the substantive laws of the Commonwealth of Massachusetts without regard to its principles of conflicts of laws.

3.9. Named Fiduciary and Plan Administrator

The “Named Fiduciary and Plan Administrator” of this plan shall be Boston Communications Group, Inc. until its removal by the Board. As Named Fiduciary and Plan Administrator, the Company shall be responsible for the management, control and administration of the benefits to be provided under this Agreement. The Named Fiduciary may delegate to others certain aspects of the management and operation responsibilities of the plan including the employment of advisors and the delegation of ministerial duties to qualified individuals.

3.10. Claims Procedure

In the event a dispute arises over benefits under this Agreement and benefits are not paid to the Executive (or to his Beneficiary in the case of the Executive’s death) and such claimants feel they are entitled to receive such benefits, then a written claim must be made to the Plan Administrator named above within sixty (60) days from the date payments are refused. The Plan Administrator shall review the written claim and if the claim is denied, in whole or in part, they shall provide in writing within sixty (60) days of receipt of such claim their specific reasons for such denial, reference to the provisions of this Agreement upon which the denial is based and any additional material or information necessary to perfect the claim. Such written notice shall further indicate the additional steps to be taken by claimants if a further review of the claim denial is desired. A claim shall be deemed to have been denied if the Plan Administrator fails to take any action within the aforesaid sixty (60)-day period.

If claimants desire a second review they shall notify the Plan Administrator in writing within ninety (90) days of the first claim denial. Claimants may review this Agreement or any documents relating thereto and submit any written issues and comments they may feel appropriate. In its sole discretion, the Plan Administrator shall then review the second claim and provide a written decision within sixty (60) days of receipt of such claim. This decision shall likewise state the specific reasons for the decision and shall include reference to specific provisions of this Agreement upon which the decision is based.

3.11. Arbitration

Any controversy or claim arising out of or relating to the Agreement, or the breach thereof, or any failure to agree where agreement of the parties is necessary pursuant hereto, including the determination of the scope of this agreement to arbitrate, shall be resolved by the following procedures (provided, however, that any dispute over benefits shall first be subject to and determined in accordance with the claims procedure set forth in Section 3.10 hereof):

3.11.1. The parties agree to submit any dispute to final and binding arbitration administered by the American Arbitration Association (the “AAA”), pursuant to the Commercial Arbitration Rules of the AAA as in effect at the time of submission. The arbitration shall be held in Boston, Massachusetts before a single neutral, independent, and impartial arbitrator (the “Arbitrator”).

3.11.2. Unless the parties have agreed upon the selection of the Arbitrator before then, the AAA shall appoint the Arbitrator within thirty (30) days after the submission to AAA for binding arbitration. The arbitration hearings shall commence within fifteen (15) days after the selection of the Arbitrator. Each party shall be limited to two (2) pre-hearing depositions each lasting no longer than two (2) hours. The parties shall exchange documents to be used at the hearing no later than ten (10) days prior to the hearing date. Each party shall have no longer than three (3) hours to present its position, and the entire proceedings before the Arbitrator shall be on no more than two (2) hearing days within a two (2) week period. The award shall be made no more than ten (10) days following the close of the proceeding. The Arbitrator’s award shall not include consequential, exemplary, or punitive damages. The Arbitrator’s award shall be a final and binding determination of the dispute and shall be fully enforceable in any court of competent jurisdiction. Except in a proceeding to enforce the results of the arbitration, neither party nor the Arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of both parties. Except as may otherwise be decided by the Arbitrator, each party shall pay the fees of its own counsel; and the costs of the arbitration, including the fees of the Arbitrator, shall be shared equally by the parties.

3.12. Entire Agreement

This Agreement constitutes the entire agreement between the parties pertaining to its subject matter and supersedes all prior and contemporaneous agreements, understandings, negotiations, prior draft agreements, and discussions of the parties, whether oral or written.

3.13. Interpretation

When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. References to Sections include subsections, which are part of the related Section (e.g., a section numbered “Section 5.5.1” would be part of “Section 5.5” and references to “Section 5.5” would also refer to material contained in the subsection described as “Section 5.5.1”). The recitals hereto constitute an integral part of this Agreement. The headings and subheadings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The phrases “the date of this Agreement”, “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Preamble to this Agreement.

3.14. Employment

No provision of this Agreement shall be deemed to restrict or limit any existing employment agreement by and between the Company and the Executive, nor shall any conditions herein create specific employment rights to the Executive nor limit the right of the Company to discharge the Executive with or without Specially-Defined Cause. In a similar fashion, no provision shall limit the Executive’s rights to voluntarily terminate his employment at any time.

The benefits provided by this Agreement are not part of any salary reduction plan or any arrangement deferring a bonus or salary increase. The Executive has no option to take any current payment or bonus in lieu of these benefits.

3.15. Non-Compete

In the event that the Executive’s employment terminates for any reason and the Executive is entitled to receive benefits pursuant to this Agreement, then during the period from the date of the termination of the Executive’s full-time employment with the Company until all of the benefits to which the Executive is entitled under the Agreement have been paid, the Executive shall not directly or indirectly, whether as owner, partner, shareholder, consultant, agent, employee, co-venturer, or otherwise, or through any individual, corporation, association, partnership, estate, trust, or any other entity or organization, compete with the business conducted by the Company during the course of his employment, nor will he attempt to hire any employee of the Company, assist in such hiring by any other person or entity, encourage any such employee to terminate his or her relationship with the Company, or solicit or encourage any customer of the Company to terminate his relationship with the Company or to conduct with any other person or entity any business or activity which such customer conducts or could conduct with the Company. If the Executive violates the provisions of this Non-Compete Clause, then any benefits under this Agreement shall be forfeited.

3.16. Communications

All notices and other communications hereunder shall be in writing and shall given by hand, sent by facsimile transmission with confirmation of receipt requested, sent via a reputable overnight courier service with confirmation of receipt requested, or mailed by registered or certified mail (postage prepaid and return receipt requested) to the parties at their respective addresses set forth below (or at such other address for a party as shall be specified by like notice), and shall be deemed given on the date on which delivered by hand or otherwise on the date of receipt as confirmed:

To the Company:

Boston Communications Group, Inc.

100 Sylvan Road

Woburn, MA 01801

Attention: Treasurer

To the Executive:

IN WITNESS WHEREOF, the parties have executed this Agreement as an instrument under seal, as of the date first written above.

BOSTON COMMUNICATIONS GROUP, INC.

By:
Title

Executive

BENEFICIARY DESIGNATION FORM

Primary Designation:

Name	Relationship

Contingent Designation:

Alternate Form of Payment (only with the permission of the Board)

☐ Lump Sum

☐ Life Annuity

☐ Joint and 50% Survivor Annuity

☐ Joint and 100% Survivor Annuity

[Name of Executive]	Date